Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2009 SECOND QUARTER FINANCIAL RESULTS

Clarksville, Indiana—May 12, 2009. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the “Company”), the holding company for First Savings Bank, F.S.B. (the “Bank”), today reported net income of $275,000, or $0.12 per diluted share, for the quarter ended March 31, 2009, compared to net loss of $532,000 for the same period in 2008.

On October 6, 2008, the Company completed its initial public offering in connection with the Bank’s conversion from the mutual to stock form of organization. Accordingly, the reported results for 2008 and prior periods relate solely to the operations of the Bank.

Net interest income after provision for loan losses increased $1.5 million for the quarter ended March 31, 2009 as compared to the same period in 2008. Interest income increased $4,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 6.38% for the three-month period ended March 31, 2008 to 5.82% for 2009, which nearly offset an increase in the average balance of earning assets from $194.9 million in 2008 to $215.0 million in 2009. Interest expense decreased $480,000 when comparing the two periods as the average cost of interest-bearing liabilities decreased from 3.59% to 2.52% and the average balance of those liabilities decreased from $173.4 million in 2008 to $170.7 million in 2009. The provision for loan losses decreased $1.0 million from $1.1 million for the three-month period ended March 31, 2008 to $69,000 for the same period in 2009. The primary factor that contributed to the significant provision for loan losses for 2008 was the diminished repayment ability of a large borrower whose loans were secured by non-owner occupied, single-family residential real estate whose condition and market value deteriorated significantly since the origination of the loans. The provision for this particular lending relationship amounted to approximately $881,000 and was recorded in March 2008.

Noninterest income decreased $16,000 for the three-month period ended March 31, 2009 as compared to the same period in 2008. The decrease was comprised of a decrease in other income of $38,000 which primarily represented a one-time gain on the sale of Visa, Inc. stock during the 2008 period, offset by an increase in service charges on deposit accounts of $7,000 and the increase in cash surrender value of life insurance was $14,000 higher when comparing the two periods.

Noninterest expenses increased $241,000 for the three-month period ended March 31, 2009 as compared to the same period in 2008. Compensation and benefits expense increased $164,000 primarily due to $158,000 in ESOP compensation expense, as well as increased staffing and normal salary increases. Occupancy and equipment expense increased $38,000 primarily due to increased depreciation expense and repairs and maintenance expense. Other operating expenses increased $36,000 primarily due to increased officer and employee training expenditures, and increased other operating expenses.

The Company recognized tax expense of $69,000 for the three-month period ended March 31, 2009 as compared to a tax benefit of $391,000 for the same period in 2008.

For the six months ended March 31, 2009, the Company had a net loss of $365,000, or $0.16 per diluted share, compared to a net loss of $348,000 for the same period in 2008.

Net interest income after provision for loan losses increased $1.8 million for the six-month period ended March 31, 2009 as compared to the same period in 2008. Interest income increased $3,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 6.59% to 5.94%, which nearly offset an increase in the average balance of earning assets from $192.1 million in 2008 to $213.9 million in 2009. Interest expense decreased $731,000 as the average cost of interest-bearing liabilities decreased from 3.65% to 2.79% when comparing the two periods while the average balances of those liabilities were comparable for the periods. The provision for loan losses decreased $1.1 million from $1.2 million for the six-month period ended March 31, 2008 to $128,000 for the same period in 2009. As discussed above, a significant provision for loan losses was recorded in 2008 for a single large borrower.

Noninterest income increased $36,000 for the six-month period ended March 31, 2009 as compared to the same period in 2008. Service charges on deposit accounts increased $26,000 and the increase in cash surrender value of life insurance was $44,000 higher when comparing the two periods, offset by a decrease in other income of $31,000 primarily due to the one-time gain on the sale of stock during 2008 discussed above.

Noninterest expenses increased $1.9 million for the six-month period ended March 31, 2009 as compared to the same period in 2008. Charitable contributions increased $1.2 million when comparing the two periods primarily as a result of the $1.2 million one-time contribution to First Savings Charitable Foundation which was organized in connection with, and funded upon completion of, the Company’s initial public offering. The contribution consisted of $100,000 cash and 110,000 shares of Company common stock (issued at $10.00 per share). Compensation and benefits expense increased $373,000 primarily due to $158,000 in ESOP compensation expense, as well as a reduction of $201,000 in compensation and benefits costs deferred in connection with loan originations. Professional fees increased $76,000 primarily due to operation as a public company and other fees related to the organization and operation of the Bank’s investment subsidiary organized in October 2008. Occupancy and equipment expense increased $70,000 primarily due to increased depreciation, utilities, and repairs and maintenance expense. Other operating expenses increased $212,000 primarily due to increased officer and employee training expenditures, director fees, fees related to the curtailment and termination of the Bank’s defined benefit pension plan, ESOP plan administration fees and increased other operating expenses.

The Company recognized a tax benefit of $340,000 for the six-month period ended March 31, 2009 as compared to a tax benefit of $299,000 for the same period in 2008.

Total assets as of March 31, 2009 were $236.8 million compared to $228.9 million at September 30, 2008. Investment securities increased $18.4 million and net loans increased $5.1 million, while cash and cash equivalents decreased $14.9 million due primarily to the investment of the stock conversion proceeds which were held on deposit at September 30, 2008. Nonperforming assets increased $1.2 million which represents increases in nonaccrual loans of $1.7 million and foreclosed real estate and other repossessed assets of $250,000, offset by a decrease in accruing loans past due over ninety days of $694,000. The nonaccrual loans primarily consist of loans secured by fully-completed speculative construction properties listed for sale and non-owner occupied, one-to-four family residential investment properties.

Deposits decreased $20.1 million from September 30, 2008 to March 31, 2009 due primarily to the elimination of funds on deposit for the stock conversion subscription orders and attrition of certificates of deposits that were replaced by lower-cost Federal Home Loan Bank of Indianapolis (FHLBI) advances. Advances from the FHLBI increased $6.5 million as the Bank borrowed fixed and variable rate advances in order to replace deposit attrition and fund securities and loan growth.

Stockholders’ equity increased $22.2 million from $29.7 million at September 30, 2008 to $51.9 million at March 31, 2009. The increase is due primarily to the net proceeds from the Company’s initial public offering of $22.4 million. Accumulated other comprehensive income increased $156,000 due to net unrealized gains on available for sale securities for the six-month period ended March 31, 2009. These increases were offset by the net loss of $365,000 for the six-month period ended March 31, 2009.

First Savings Bank, FSB currently has seven offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs and Georgetown. Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank’s website at www.fsbbank.net.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact

Tony A. Schoen, CPA

Chief Financial Officer

812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Six Months Ended March 31,		Three Months Ended March 31,
OPERATING DATA:	2009	2008	2009	2008
(Dollars in thousands, except per share data)
Total interest income	$6,304	$6,301	$3,098	$3,094
Total interest expense	2,365	3,096	1,076	1,556

Net interest income	3,939	3,205	2,022	1,538
Provision for loan losses	128	1,203	69	1,109

Net interest income after provision for loan losses	3,811	2,002	1,953	429

Total noninterest income	535	499	253	269
Total noninterest expense	5,051	3,148	1,862	1,621

Income (loss) before income taxes	(705)	(647)	344	(923)
Income tax expense (benefit)	(340)	(299)	69	(391)

Net Income (Loss)	$(365)	$(348)	$275	$(532)

Net Income (Loss) per share, basic	(0.16)	n/a	0.12	n/a

Weighted average common shares outstanding, basic	2,268,387	n/a	2,352,247	n/a

Net Income (Loss) per share, diluted	(0.16)	n/a	0.12	n/a

Weighted average common shares outstanding, diluted	2,268,387	n/a	2,352,247	n/a

Performance ratios (three-month data annualized):
Return on average assets	-0.32%	-0.34%	0.48%	-1.01%
Return on average equity	-1.43%	-2.36%	2.12%	-7.15%
Interest rate spread	3.15%	2.94%	3.30%	2.79%
Net interest margin	3.73%	3.37%	3.82%	3.19%

FINANCIAL CONDITION DATA:	March 31, 2009	September 30, 2008
(Dollars in thousands)
Total assets	$236,839	$228,924
Cash and cash equivalents	6,452	21,379
Investment securities	37,578	19,153
Gross loans	181,519	176,536
Allowance for loan losses	1,635	1,729
Earning assets	220,597	211,297
Deposits	169,062	189,209
FHLB debt	14,500	8,000
Total liabilities	184,904	199,204
Stockholders' equity	51,935	29,720

Non-performing assets:
Nonaccrual loans	2,480	798
Accruing loans past due 90 days	159	853
Foreclosed real estate	736	390
Other nonperforming assets	50	146

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	0.90%	0.98%
Allowance for loan losses as a percent of nonperforming loans	61.96%	104.72%
Nonperforming loans as a percent of total loans	1.45%	0.94%
Nonperforming assets as a percent of total assets	1.45%	0.96%